Exhibit 99.1

        Focus Enhancements Reports Second Quarter 2007 Results

   - Delivers Gross Margins of 47% Compared to 45% in First Quarter
                                2007 -

                - Q2 Loss per Share Narrows to $0.05 -


    CAMPBELL, Calif.--(BUSINESS WIRE)--Aug. 10, 2007--Focus
Enhancements, Inc. (NASDAQ:FCSE), a worldwide leader in Ultra Wideband
(UWB) wireless technology, video conversion and digital media, announced financial results for its second quarter and the six months ended June 30, 2007.

    "During the second quarter, we posted $8.4 million in revenue, up 18 percent from $7.1 million in the first quarter of 2007," stated Brett Moyer, president and CEO of Focus Enhancements. "This increase was driven by a 20 percent sequential increase in the Systems Business revenue, reflecting strong FireStore and ProxSys(R) sales. In addition, improved Systems Business pricing and overall a more favorable product mix drove gross margin as a percent of revenue to 47 percent, compared to 45 percent in the first quarter of 2007. The improved gross margin combined with cost controls narrowed our net loss."

    "Regarding UWB, we have finished the adjustments to bring our chip to production and are in the initial stages of the tape out process. We believe our chip quality and robustness remain best in class in terms of performance. Publicly, we have demonstrated wireless (WiMedia) transmissions of over 40 feet and through people and walls. At Computex 2007 in June, many of our competitors demonstrated transmission between only three and six feet line of sight. As a result, our key original equipment manufacturers and design partners are eager to start design activity with our new chip, which we now anticipate will occur in October," continued Moyer.

    Revenue for the second quarter was $8.4 million, compared to $8.5 million reported for the same quarter of 2006. Semiconductor Business second quarter revenue was $1.3 million, compared to $1.8 million in the second quarter of 2006. Systems Business second quarter revenue was $7.0 million, compared to $6.7 million in the second quarter 2006. Gross margins were 47 percent, compared to 45 percent in the second quarter of 2006 reflecting a shift to sales of higher margin products. Research and development (R&D) expenses increased to $4.0 million from $2.9 million in the same quarter of last year, reflecting increased development costs related to our UWB technology. Operating expenses, including the aforementioned higher R&D, were $7.6 million, compared with $6.6 million in the prior year period. Net loss for the quarter was $4.0 million, or $0.05 per share. This compares to a net loss of $4.9 million, or $0.07 per share, in the same quarter of 2006.

    For the six months ended June 30, 2007, revenue was $15.4 million, compared to $15.6 million reported for the same period of 2006. Semiconductor Business revenue for the first half of 2007 was $2.6 million, compared to $3.2 million in the first half of 2006. Systems Business revenue was $12.9 million in the six months ended June 30, 2007, compared to $12.4 million in the same period of 2006. Net loss for the six month period was $8.4 million, or $0.11 per share. This compares to a net loss of $12.0 million, or $0.18 per share, in the same period of 2006. The weighted average number of shares outstanding in 2007 was 75.7 million versus 68.5 million in 2006 for the six-month period ended June 30.

    2007 Outlook

    "Although the Systems Business did grow 20 percent for the second quarter of 2007, compared to first quarter of 2007, we experienced some delays of orders in our Digital Signage business from European customers. We expect continued softness in the signage business, which we expect to rebound as we migrate toward a new product line in 2008. We have implemented cost controls to offset the impact. As a result, we are adjusting 2007 guidance for both revenue and operating expenses," stated Moyer.

    Management now expects 2007 revenue to be in the range of $33 million to $35 million, with initial UWB production revenue anticipated late in the fourth quarter. The company expects Semiconductor Business revenue contribution to be approximately 20 percent of total 2007 revenue. Based on these expectations, 2007 gross margin as a percentage of revenue is anticipated to be in the range of 45 percent to 46 percent. Management has implemented plans to lower operating expenses by approximately $2 million from its previous guidance and now expects operating expenses to be in the range of $28 million to $29 million for 2007.

    For the third quarter of 2007, the company anticipates revenue in the range of $8.0 million to $9.0 million. Based on these expectations, third quarter gross margin as a percentage of revenue is anticipated to be in the range of 45 percent to 47 percent. Third quarter 2007 operating expenses are expected to be approximately $7.2 million, including R&D expenses of approximately $4.0 million. Loss per share for the third quarter of 2007 is expected to be approximately $0.05, due to continued investment in the UWB project.

    Recent Highlights

    Semiconductor Business:

-- Awarded additional design wins featuring the FS455/6 TV-out chip family.
     -- Chosen by Digital Cube for its new i-Station M43, its fourth generation portable media player (PMP) featuring a touch screen user interface.
     -- Designed into My Magic Digital Box, the new ET mini-station by the Beijing Sino-American Boyi Software Development Co.
     -- Selected by the Japan-based Mobile Broadcasting Corporation for use in the MBRO501A for MobaHO!(TM), a satellite digital multimedia broadcasting service.
     -- Featured in the Q5, a new high-end mobile media device from
        Korean-based Cowon Systems, Inc.
     -- Integrated into three new products - an Internet Protocol set-top box, a PMP and a car media player - by Shenzhen GEOTIC Technology Co., Ltd.
-- Presented samples of the new mobile TV encoder chip, the FS471/2, which has already captured nine design starts and is optimized for battery operated, mobile media devices with lower power usage and small foot print.
-- Met the following UWB milestones.
     -- Completed the tape-out of second generation UWB analog chip designed especially for wireless USB applications in the consumer electronics and personal computer markets, in May.
     -- Received and started validation on its second generation UWB chip designed especially for wireless USB applications in the consumer electronics and personal computer markets, in June.
     -- Received first order for UWB system in package (SiP) from a developer in Asia incorporating high speed wireless technology in its applications, in May.
-- Showcased both UWB and mobile TV-out chips at Computex 2007 including the FS471 TV-out daughter card for both the RMI Alchemy DBAu1250 Development and Freescale i.MX31, in June.
-- Participated with Microsoft Corp. and other industry leaders at WinHEC 2007 in Los Angeles, CA to spotlight UWB and TV-out Encoder products, in May.

    Systems Business:

-- Featured the HX-1 and HX-2 Portable HD Video Switchers at the
   National Association of Broadcasters (NAB) Convention in Las Vegas in April.
-- Launched the Platinum Partner Program targeted for the company's
   Media Asset Management (MAM) solutions to help channel partners grow their businesses.
-- At InfoComm'07 in June,
      -- Expanded the PX-1 Media Server product offerings with
         increased storage options.
      -- Demonstrated a feature-rich standard and high definition
         Video on Demand (VOD) system that works with the ProxSys family of media servers.

    Corporate:

-- Included in the Russell Microcap(TM) Index in July. The Russell index captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The Russell Microcap Index comprises the lower half of the 4,000 stocks.


    Investor Conference Call

    The company will host a shareholder conference call to discuss its second quarter 2007 results on August 10, 2007 at 6:00 am PT (9:00 am
ET). Brett Moyer, president and chief executive officer, and Gary Williams, chief financial officer, will deliver prepared remarks and conduct a question and answer session. The call will be webcast and can be accessed at Focus Enhancements' web site at www.focusinfo.com. The webcast will be available through November 10, 2007. If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants, and please dial-in five to ten minutes prior to the beginning of the call. A telephone replay will be available through August 14th; dial 706-645-9291, and enter access code 12420625.

    About Focus Enhancements, Inc.

    Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company's Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company's Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

    Safe Harbor Statement

    Statements in this press release which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's expectations of funding requirements in 2007, demand for Focus Enhancements' products, which impacts revenue, gross margin percentage and cash from operations, management's plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology, including UWB in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers' acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2006, 10-Q for the period ended March 31, 2007, as well as other filings with the SEC. These statements are based on information as of August 10, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.


                       Focus Enhancements, Inc.
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)
                              Unaudited


                                 Three Months Ended  Six Months Ended
                                 ------------------ ------------------

                                 June 30,  June 30, June 30, June 30,
                                    2007     2006     2007      2006
                                 --------- -------- -------- ---------

Net revenue                       $ 8,354  $ 8,457  $15,441  $ 15,590
Cost of revenue                     4,444    4,670    8,365     9,138
                                 --------- -------- -------- ---------
  Gross margin                      3,910    3,787    7,076     6,452
                                 --------- -------- -------- ---------

Operating expenses:
  Sales, marketing and support      2,479    2,548    4,604     4,622
  General and administrative        1,048    1,065    2,145     1,980
  Research and development          3,979    2,866    7,917     5,847
  Amortization of intangible
   assets                              51      127      156       254
                                 --------- -------- -------- ---------
                                    7,557    6,606   14,822    12,703
                                 --------- -------- -------- ---------
    Loss from operations           (3,647)  (2,819)  (7,746)   (6,251)
  Interest expense, net              (299)    (292)    (589)     (491)
  Value of derivative security          -        -        -    (4,000)
  Change in value of derivative
   security                             -   (1,761)       -    (1,361)
  Other income (expense), net          (2)      (2)       1        68
                                 --------- -------- -------- ---------
    Loss before income tax
     expense                       (3,948)  (4,874)  (8,334)  (12,035)
  Income tax expense                   19        -       23         9
                                 --------- -------- -------- ---------
    Net loss                      $(3,967) $(4,874) $(8,357) $(12,044)
                                 --------- -------- -------- ---------


Net loss per share
   Basic and diluted              $ (0.05) $ (0.07) $ (0.11) $  (0.18)

Weighted average number of
 shares used in per share
 calculations:
   Basic and diluted               77,277   68,755   75,738    68,455


                       Focus Enhancements, Inc.
                Condensed Consolidated Balance Sheets
          (In thousands, except share and per share amounts)
                              Unaudited


                                                June 30,  December 31,
                                                  2007        2006
                                               ---------- ------------
                    Assets

Current assets:
  Cash and cash equivalents                    $   3,986    $   5,969
  Accounts receivable, net of allowances of
   $274 and $304, respectively                     4,840        4,188
  Inventories                                      4,296        4,072
  Prepaid expenses and other current assets        1,389        1,207
                                               ---------- ------------
      Total current assets                        14,511       15,436


  Property and equipment, net                      1,311          980
  Other assets                                       173          187
  Intangible assets, net                               -          186
  Goodwill                                        13,191       13,191
                                               ---------- ------------
                                               $  29,186    $  29,980
                                               ========== ============

     Liabilities and Stockholders' Equity


  Accounts payable                             $   3,538    $   3,424
  Accrued liabilities                              3,532        3,702
  Current portion of capital lease obligations       116           10
  Borrowings under line of credit                  3,450        3,390
  Term loan                                        2,500        2,500
                                               ---------- ------------
      Total current liabilities                   13,136       13,026


  Convertible notes                               11,493       10,946
  Capital lease obligations, net of current
   portion                                            63            -
                                               ---------- ------------
      Total liabilities                           24,692       23,972
                                               ---------- ------------

Stockholders' equity:
  Preferred stock, $0.01 par value; authorized
   3,000,000 shares; 3,161 shares issued and
   outstanding at June 30, 2007 and December
   31, 2006, respectively (aggregate
   liquidation preference $3,917)                      -            -
  Common stock, $0.01 par value; 150,000,000
   shares authorized, 78,970,845 and
   73,210,870 shares issued and outstanding at
   June 30, 2007 and December 31, 2006,
   respectively                                      780          722
  Treasury stock at cost, 516,667 and 497,055
   shares at June 30, 2007 and December 31,
   2006, respectively                               (775)        (750)
  Additional paid-in capital                     118,052      111,203
  Accumulated other comprehensive income              91          130
  Accumulated deficit                           (113,654)    (105,297)
                                               ---------- ------------

      Total stockholders' equity                   4,494        6,008

                                               ---------- ------------
                                               $  29,186    $  29,980
                                               ========== ============


                       Focus Enhancements, Inc.
                    Selected Business Segment Data
                            (In thousands)
                             (Unaudited)



Revenue:                   Three Months Ended      Six Months Ended
------------------------ ---------------------- ----------------------

                         June 30,   June 30,    June 30,   June 30,
                           2007       2006        2007       2006
                         -------- ------------- -------- -------------

Systems Business           $7,020 $       6,663  $12,873 $      12,415
Semiconductor Business      1,334         1,794    2,568         3,175
                         -------- ------------- -------- -------------
  Net Revenue              $8,354 $       8,457  $15,441 $      15,590
                         ======== ============= ======== =============


Research and
 Development:              Three Months Ended      Six Months Ended
------------------------ ---------------------- ----------------------

                         June 30,   June 30,    June 30,   June 30,
                           2007       2006        2007       2006
                         -------- ------------- -------- -------------

Systems Business           $1,037 $         678  $ 2,137 $       1,334
Semiconductor Business      2,942         2,188    5,780         4,513
                         -------- ------------- -------- -------------
  Total Research and
   Development             $3,979 $       2,866  $ 7,917 $       5,847
                         ======== ============= ======== =============


    CONTACT: Focus Enhancements Investors:
             Lippert/Heilshorn & Assoc.
             Mary Magnani, 415-433-3777
             mmagnani@lhai.com